Exhibit 99.1

NYSE: MMP

Date: April 28, 2006

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Partners Announces Record Quarterly Earnings

Increases 2006 Earnings Guidance

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported record quarterly operating profit and net income.

First-quarter 2006 operating profit was $62.8 million compared to $54.0 million for first quarter 2005, representing a 16.3% increase. Net income increased to $48.3 million during first quarter 2006 from $42.1 million in the corresponding 2005 period, a 14.7% increase.

“All of our businesses performed well during the quarter, and we are reaffirming our goal of 8% to 10% growth in distributions in 2006,” said Don Wellendorf, chief executive officer.

An analysis of variances by segment comparing first quarter 2006 to first quarter 2005 is provided below based on operating margin, a financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:

Petroleum products pipeline system. Pipeline operating margin was $64.2 million, an increase of $1.5 million. Revenues increased between periods primarily due to increased diesel fuel shipments and higher ancillary services such as additive injections. Higher commodity margins also positively impacted the 2006 quarter as the partnership’s petroleum products blending and fractionation operations continued to benefit from the sale of product during a high price environment. Higher power, property tax and environmental expenses as well as less favorable product overages negatively impacted the current quarter.

Petroleum products terminals. Terminals operating margin was $25.4 million, an increase of $7.8 million and a quarterly record for this segment. The 2006 period principally benefited from revenues from a variable-rate storage agreement. A portion of the partnership’s revenue from this contract is based on a percentage of the customer’s related net trading profit, which was determinable at the end of the contract term that expired Jan. 31, 2006. Further, the addition of the Wilmington, Delaware marine facility, which was acquired in Sept. 2005, and increased throughput and additive fees at the partnership’s inland terminals also increased operating results during first quarter 2006.

Ammonia pipeline system. Ammonia operating margin was $2.5 million, an increase of $1.5 million. The impact of higher tariffs associated with the partnership’s new transportation agreements, which became effective July 1, 2005, and increased shipments benefited the current quarter. Expenses increased primarily due to higher system integrity expenses and power costs.

Depreciation and amortization increased between quarters primarily due to capital spending over the last year. First-quarter 2006 interest expense was higher primarily due to rising interest rates.

Net income per limited partner unit was 55 cents during first quarter 2006 compared to 54 cents during 2005.

Based on financial results to date and expectations for the remainder of 2006, management is increasing its 2006 net income per unit guidance to approximately $2.18. Net income per unit for second quarter 2006 is estimated to be approximately 53 cents.

Management continues to expect significant expansion opportunities during 2006. Based on projects currently underway or in advanced stages of development, capital spending for expansion projects is currently expected to be approximately $175.0 million during 2006, excluding potential future acquisitions.

An analyst call with management regarding first-quarter 2006 financial results and 2006 outlook is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 810-0924 and provide code 4995889. Investors also may listen to the call via the partnership’s web site at http://www.magellanlp.com/investors/calendar.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on May 4. To access the replay, dial (888) 203-1112 and provide code 4995889. The replay also will be available at http://www.magellanlp.com.

Management believes that investors benefit from having access to the same financial measures being utilized by the partnership. As a result, this news release and supporting schedules include the non-generally accepted accounting principles measures of operating margin and distributable cash flow, which are important performance measures used by management to evaluate the economic success of the partnership’s operations. Operating margin reflects operating profit before G&A expenses and depreciation and amortization, and distributable cash flow reflects the cash available to pay distributions. Reconciliations of operating margin to operating profit and distributable cash flow to net income accompany this release.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended March 31,
	2005	2006
Transportation and terminals revenues	$112,692	$130,191
Product sales revenues	145,474	148,896
Affiliate management fee revenue	167	173

Total revenues	258,333	279,260
Costs and expenses:
Operating	44,255	51,113
Environmental	1,200	2,272
Product purchases	131,311	133,595
Depreciation and amortization	12,970	15,201
Affiliate general and administrative	15,126	15,027

Total costs and expenses	204,862	217,208
Equity earnings	518	719

Operating profit	53,989	62,771
Interest expense	12,418	14,088
Interest income	(985)	(646)
Debt placement fee amortization	732	677
Other (income)/expense	(299)	339

Net income	$42,123	$48,313

Allocation of net income:
Limited partners’ interest	$35,977	$36,685
General partner’s interest	6,146	11,628

Net income	$42,123	$48,313

Basic net income per limited partner unit	$0.54	$0.55

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	66,361	66,361

Diluted net income per limited partner unit	$0.54	$0.55

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	66,467	66,482

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended March 31,
	2005	2006
Petroleum products pipeline system:
Transportation revenue per barrel shipped (dollars per barrel)	$1.020	$1.026

Transportation barrels shipped (million barrels)	65.7	69.0

Petroleum products terminals:
Marine terminal average storage capacity utilized per month (million barrels)	16.5	19.1

Marine terminal throughput (million barrels)	12.4	10.9

Inland terminal throughput (million barrels)	26.1	27.7

Ammonia pipeline system:
Volume shipped (thousand tons)	152	216

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGIN

(Unaudited, in thousands)

	Three Months Ended March 31,
	2005	2006
Petroleum products pipeline system:
Transportation and terminals revenues	$85,271	$90,749
Less: Operating expenses	35,129	38,778
Environmental expenses	842	1,908

Transportation and terminals margin	49,300	50,063

Product sales revenues	142,804	143,719
Less: Product purchases	130,125	130,463

Product margin	12,679	13,256
Add: Affiliate management fee revenue	167	173
Equity earnings	518	719

Operating margin	$62,664	$64,211

Petroleum products terminals:
Transportation and terminals revenues	$25,510	$35,475
Less: Operating expenses	9,182	11,837
Environmental expenses	38	121

Transportation and terminals margin	16,290	23,517

Product sales revenues	2,670	5,177
Less: Product purchases	1,311	3,259

Product margin	1,359	1,918

Operating margin	$17,649	$25,435

Ammonia pipeline system:
Transportation and terminals revenues	$2,701	$4,721
Less: Operating expenses	1,402	2,004
Environmental expenses	320	243

Operating margin	$979	$2,474

Segment operating margin	$81,292	$92,120
Add: Allocated corporate depreciation costs	793	879

Total operating margin	82,085	92,999

Less: Depreciation and amortization	12,970	15,201
Affiliate general and administrative	15,126	15,027

Total operating profit	$53,989	$62,771

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.

ALLOCATION OF NET INCOME

(In thousands, unless otherwise noted)

(Unaudited)

	Three Months Ended March 31,
	2005	2006
Net income	$42,123	$48,313
Direct charges to the general partner:
Reimbursable general and administrative costs	1,043	412
Previously indemnified environmental charges	466	600

Total direct charges to general partner	1,509	1,012

Income before direct charges to the general partner	43,632	49,325
General partner’s share of income	17.54%	25.63%

General partner’s allocated share of net income before direct charges	7,655	12,640
Direct charges to general partner	(1,509)	(1,012)

Net income allocated to general partner	$6,146	$11,628

Net income	$42,123	$48,313
Less: net income allocated to general partner	6,146	11,628

Net income allocated to limited partners	$35,977	$36,685

MAGELLAN MIDSTREAM PARTNERS, L.P.

DISTRIBUTABLE CASH FLOW

(Unaudited, in millions)

	Three Months Ended March 31,
	2005	2006
Net income	$42.1	$48.3
Add: Depreciation and amortization (1)	13.7	15.9
Equity-based compensation	2.0	1.5
Direct charges to general partner	1.5	1.0
Less: Maintenance capital (net of indemnified spending)	2.1	2.9
Other	0.5	0.5

Distributable cash flow (2)	$56.7	$63.3

(1)	Depreciation and amortization includes debt placement fee amortization.
(2)	Distributable cash flow does not include fluctuations related to working capital or spending for which the partnership has received, or expects to receive, reimbursement through third party indemnifications.